EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Mark C. Layton	Todd Fromer / Garth Russell
Senior Partner and Chief Executive Officer	Investor Relations
Or Thomas J. Madden	KCSA Strategic Communications
Senior Partner and Chief Financial Officer	(212) 896-1215 / (212) 896-1250
(972) 881-2900	tfromer@kcsa.com / grussell@kcsa.com
PFSweb Announces Common Stock Offering
PLANO, Texas, May 24, 2010 — PFSweb, Inc. (Nasdaq:PFSW), an international business process outsourcing services provider of end-to-end web commerce solutions and an online discount retailer, today announced that it has commenced a public offering of 2,000,000 shares of common stock. PFSweb will grant the underwriters in the offering an option to purchase up to 300,000 additional shares of common stock at the same price per share to cover any over-allotments.
PFSweb intends to use the net proceeds from the offering for general corporate purposes, including acquiring or investing in businesses, products or technologies.
Craig-Hallum Capital Group will act as the lead underwriter for the offering. Stonegate Securities will act as co-manager for the offering. The offering is being made only by means of an electronic prospectus and related prospectus supplement. Copies of the electronic prospectus and the prospectus supplement are available on the Securities and Exchange Commission’s website at www.sec.gov.
The shares are being offered pursuant to an effective registration statement. This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About PFSweb, Inc.
PFSweb develops and deploys comprehensive end-to-end eCommerce solutions for Fortune 1000, Global 2000 and brand name companies, including interactive marketing services, global fulfillment and logistics and high-touch customer care. The company serves a multitude of industries and company types, including such clients as P&G, LEGO, AAFES, Riverbed, InfoPrint Solutions Company (a joint venture company owned by Ricoh and International Business Machines), Hawker Beechcraft Corp., Roots Canada Ltd. and Xerox.
Through its wholly owned eCOST.com subsidiary, PFSweb also serves as a leading multi-category online discount retailer of high-quality new, “close-out” and manufacturer recertified brand-name merchandise for consumers and small to medium size business buyers. The eCOST.com brand markets approximately 275,000 different products from leading manufacturers such as Sony, Hewlett-Packard, Denon, JVC, Canon, Nikon, Panasonic, Toshiba, Microsoft, Dyson, Kitchen Aid, Braun, Black & Decker, Cuisinart, Coleman, and Citizen primarily over the Internet and through direct marketing.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s websites at http://www.pfsweb.com and http://www.ecost.com.